As filed with the Securities and Exchange Commission on March 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of Registrant as specified in its charter)

Delaware	27-08557853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, Texas 77042

(713) 815-3900

(Address, including zip code, of Registrant’s principal executive offices)

AMERICAN MIDSTREAM PARTNERS, LP AMENDED AND RESTATED 2014 LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Regina Gregory

Senior Vice President, General Counsel

2103 CityWest Blvd., Bldg 4, Suite 800

Houston, Texas 77042

(713) 815-3900

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copies to:

David Taylor, Esq.

Locke Lord LLP

2800 JPMorgan Chase Tower

600 Travis

Houston, Texas 77002

(713) 226-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common units representing limited partner interests	312,736 (2)	$16.28	$5,091,342	$590.09

(1)	This registration statement (the “Registration Statement”) covers the issuance of an aggregate of 312,736 common units representing limited partner interests (“AMID Common Units”) of American Midstream Partners, LP, a Delaware limited partnership (“AMID,” the “Registrant,” “we” and “our”). At the effective time of the Merger (as defined in the Explanatory Note below), 541,534 common units representing limited partner interests (“JPEP Units”) of JP Energy Partners LP, a Delaware limited partnership (“JP Energy”) are issuable upon the vesting of outstanding phantom units relating to JPEP Units. In connection with the Merger, AMID assumed the 2014 Plan and renamed it as the “American Midstream Partners, LP Amended and Restated 2014 Long-Term Incentive Plan.” As adjusted for the 0.5775 exchange ratio in connection with the Merger (as described in the Explanatory Note below), 312,736 AMID Common Units are to be registered hereunder. Pursuant to
Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional Common Units that become issuable under the American Midstream Partners, LP Amended and Restated 2014 Plan by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of AMID Common Units.
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and Rule 457(h) on the basis of the average of the high and low prices per AMID Common Unit reported on the New York Stock Exchange on March 6, 2017.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset in its entirety by $5,914.24, representing the dollar amount of the filing fee previously paid by JP Energy that corresponds to 3,101,166 unsold JPEP Units registered pursuant to JP Energy’s Registration Statement on Form S-8 (File No. 333-200074) filed under the Securities Act on November 20, 2014.

EXPLANATORY NOTE

Pursuant to an Agreement and Plan of Merger, dated as of October 23, 2016 (the “Merger Agreement”), by and among AMID, American Midstream GP, LLC, a Delaware limited liability company, JP Energy, JP Energy GP II LLC, a Delaware limited liability company, Argo Merger GP Sub, LLC, a Delaware limited liability company, and Argo Merger Sub, LLC, a Delaware limited liability company, Argo Merger Sub, LLC merged with and into JP Energy, with JP Energy continuing as the surviving entity and as a wholly owned subsidiary of AMID (the “Merger”).

Pursuant to the Merger Agreement, among other things, each award of phantom units relating to the JPEP Units (“JPE Phantom Units”) outstanding as of immediately prior to the effective time of the Merger was converted into the right to receive an award of phantom units relating to AMID Common Units on the same terms and conditions as were applicable to the award of JPE Phantom Units, except that the number of AMID Common Units covered by such award is equal to the number of JPEP Units subject to the corresponding award of JPE Phantom Units multiplied by 0.5775 (the “Exchange Ratio”), rounded up to the nearest whole unit. In addition, pursuant to the Merger Agreement, AMID assumed the obligations of JP Energy under the 2014 Plan, and, in connection therewith, amended and restated the 2014 Plan to reflect the new name of the plan as “American Midstream Partners, LP Amended and Restated 2014 Long-Term Incentive Plan.”

This Registration Statement on Form S-8 is filed by the Registrant for the purpose of registering 312,736 AMID Common Units reserved and available for issuance under the American Midstream Partners, LP Amended and Restated 2014 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has filed with the Commission pursuant to the Securities act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 7, 2016.

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 9, 2016, for the quarter ended June 30, 2016, filed on August 8, 2016; and for the quarter ended September 30, 2016, filed on November 7, 2016.

•	Current Reports on Form 8-K filed on February 16, 2016, April 29, 2016, May 6, 2016, May 9, 2016, June 20, 2016, June 22, 2016, July 7, 2016, July 11, 2016, August 2, 2016, August 31, 2016, September 9, 2016, October 6, 2016, October 24, 2016, November 4, 2016, November 8, 2016, November 23, 2016, November 28, 2016, December 7, 2016, December 16, 2016, January 4, 2017, January 6, 2017, March 7, 2017 and March 8, 2017.

•	The description of the AMID Common Units contained in the Registration Statement filed on Form 8-A filed on July 26, 2011, and including any other amendments or reports filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 7.7 of the Registrant’s Second Amended and Restated Agreement of Limited Partnership, as amended to date (the “Partnership Agreement”) provides that the Registrant will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the Registrant’s general partner;

•	any departing general partner;

•	any person who is or was an affiliate of the Registrant’s general partner or any departing general partner;

•	any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, its general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving at the request of the Registrant’s general partner or any departing general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

•	any person designated by the Registrant’s general partner.

Any indemnification under these provisions will only be out of the Registrant’s assets. Unless it otherwise agrees, the Registrant’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Registrant to enable it to effectuate, indemnification. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Partnership Agreement.

Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The Registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1*	American Midstream Partners, LP Amended and Restated 2014 Long Term Incentive Plan

5.1*	Opinion of Locke Lord LLP regarding the legality of the securities registered hereby

23.1*	Consent of Locke Lord LLP (contained in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP (American Midstream Partners, LP)

23.3*	Consent of BDO USA, LLP (Pinto Offshore Holdings, LLC)

23.4*	Consent of BDO USA, LLP (Delta House FPS, LLC)

23.5*	Consent of BDO USA, LLP (Delta House Oil and Gas Lateral, LLC)

23.6*	Consent of Ernst & Young LLP (Destin Pipeline Company, L.L.C.)

23.7*	Consent of Ernst & Young LLP (Okeanos Gas Gathering Company, LLC)

23.8*	Consent of Ernst & Young LLP (Tri-States NGL Pipeline, L.L.C.)

23.9*	Consent of Deloitte & Touche LLC (Wilprise Pipeline Company, L.L.C.)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability of the Registrant under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on March 9, 2017.

AMERICAN MIDSTREAM PARTNERS, LP

By: American Midstream GP, LLC, its general partner

/s/ Eric T. Kalamaras
Eric T. Kalamaras
Chief Financial Officer and officer duly authorized to sign on behalf of the Registrant

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Eric T. Kalamaras, Michael Croney and Regina Gregory, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to sign any and all pre- or post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the indicated capacities, which are with American Midstream GP, LLC, the general partner of American Midstream Partners, LP, on March 9, 2017.

Signature	Title

/s/ Lynn L. Bourdon III	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
Lynn L. Bourdon III

/s/ Eric T. Kalamaras	Senior Vice President and Chief Financial Officer (principal financial officer)
Eric T. Kalamaras

/s/ Michael Croney	Vice President, Chief Accounting Officer and Corporate Controller (principal accounting officer)
Michael Croney

/s/ Stephen W. Bergstrom	Director
Stephen W. Bergstrom

/s/ John F. Erhard	Director
John F. Erhard

/s/ Peter A. Fasullo	Director
Peter A. Fasullo

/s/ Donald R. Kendall, Jr.	Director
Donald R. Kendall, Jr.

/s/ Daniel R. Revers	Director
Daniel R. Revers

/s/ Joseph W. Sutton	Director
Joseph W. Sutton

/s/ Lucius H. Taylor	Director
Lucius H. Taylor

/s/ Gerald A. Tywoniuk	Director
Gerald A. Tywoniuk

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1*	American Midstream Partners, LP Amended and Restated 2014 Long Term Incentive Plan

5.1*	Opinion of Locke Lord LLP regarding the legality of the securities registered hereby

23.1*	Consent of Locke Lord LLP (contained in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP (American Midstream Partners, LP)

23.3*	Consent of BDO USA, LLP (Pinto Offshore Holdings, LLC)

23.4*	Consent of BDO USA, LLP (Delta House FPS, LLC)

23.5*	Consent of BDO USA, LLP (Delta House Oil and Gas Lateral, LLC)

23.6*	Consent of Ernst & Young LLP (Destin Pipeline Company, L.L.C.)

23.7*	Consent of Ernst & Young LLP (Okeanos Gas Gathering Company, LLC)

23.8*	Consent of Ernst & Young LLP (Tri-States NGL Pipeline, L.L.C.)

23.9*	Consent of Deloitte & Touche LLC (Wilprise Pipeline Company, L.L.C.)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.